Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement (“Agreement”) is entered into effective as of the Effective Date set forth below by and between Tyler Nelson (“Nelson” or “Plaintiff”), Vivakor, Inc. (“Vivakor”) and Vivakor Administration, LLC (“Vivakor Administration,” and together with Vivakor, the “Defendants”). Nelson, Vivakor, and Vivakor Administration shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Nelson worked as an employee of Vivakor and/or its affiliates from September 24, 2020, to July 19, 2025;

WHEREAS, Nelson entered into various agreements with Vivakor and Vivakor Administration regarding or relating to his employment, including the Executive Employment Agreement between Nelson and Vivakor executed on June 13, 2024; the Settlement Agreement between Nelson and Vivakor dated June 8, 2024; the Promissory Note incorporated into the Settlement Agreement and the Side Letter Related to Transfer of Tyler Nelson Executive Employment Agreement to Vivakor Administration, LLC dated February 10, 2025 (collectively, the “Underlying Agreements”);

WHEREAS, on or about August 11, 2025, Nelson filed a complaint in the Superior Court of the State of California, County of Orange, asserting various claims against Defendants, including employment and contract claims relating to Nelson’s employment and the Underlying Agreements, which Defendants then removed to the United States District Court for the Central District of California (Case No. 8:25-cv-02101) on or about September 17, 2025 (the “Action”);

WHEREAS, to avoid the expense of further litigation as to any disputes that have been raised or could be raised in the Action, or of any other disputes between the Parties, the Parties have agreed to enter into this Agreement. The purpose of this Agreement is to settle, fully and finally, all differences between the Parties, up to the date of execution hereof, including, but not limited to, those that arise out of or relate to Nelson’s relationship with the Defendants, his Services, and the Underlying Agreements, including any claims relating to the Action. The foregoing recitals are incorporated into and form a part of this Agreement;

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, without admitting or denying any wrongdoing by any Party hereto, the Parties covenant, promise and agree as follows:

AGREEMENT

1. In order to effect the desires of the Parties related to settling the Dispute, the Parties agree as follows (the “Settlement”): Defendants will pay to Nelson the total amount of Two Million Dollars ($2,000,000), to be paid according to the below schedule and by the below methods, unless the Parties mutually agree in writing to a different method no less than one week before the relevant payment date.

a.	Defendants will pay Two Hundred Fifty Thousand Dollars ($250,000) to Nelson on the same day that this Agreement is signed by Nelson. This amount shall be for alleged wage losses, from which all customary payroll withholdings and all federal, state and local payroll, income and employment taxes shall be withheld and timely reported and paid to the respective government authority, and which amount will be reported on an IRS Form W-2. Vivakor Administration will pay this amount through its payroll provider.

b.	Defendants will pay to Nelson One Hundred Thousand Dollars ($100,000) within 30 days of the date this Agreement is signed by Nelson. This amount shall be for alleged wage losses, from which all customary payroll withholdings and all federal, state and local payroll, income and employment taxes shall be withheld and timely reported and paid to the respective government authority, and which amount will be reported on an IRS Form W-2. Vivakor Administration will pay this amount through its payroll provider.

c.	Defendants will pay to Nelson One Hundred Thousand Dollars ($100,000) within 60 days of the date this Agreement is signed by Nelson. This amount shall be for alleged wage losses, from which all customary payroll withholdings and all federal, state and local payroll, income and employment taxes shall be withheld and timely reported and paid to the respective government authority, and which amount will be reported on an IRS Form W-2. Vivakor Administration will pay this amount through its payroll provider.

d.	Defendants will pay to Nelson the remaining One Million Five Hundred Fifty Thousand Dollars ($1,550,000) within 90 days of the date this Agreement is signed by Nelson. This amount shall be for alleged non-wage damages, including attorney’s fees and costs, which amount will be reported on an IRS Form 1099. Vivakor Administration will pay this amount directly to Nelson by wire transfer of immediately available funds to the bank account which has been designated in writing by Nelson.

e.	The Parties have agreed to this allocation between wages and non-wage damages based on their negotiations regarding the settlement value of Nelson’s claims and the Parties’ respective arguments regarding liability and damages. The Parties agree that considering the uncertainty of liability and their dispute regarding potentially recoverable damages, the amount of Nelson’s claim for wage loss is contested and uncertain, and the allocation of this portion of the Settlement Payment to wages is reasonable. Nelson shall have no responsibility or liability for any taxes imposed on Vivakor Administration as an employer and Vivakor Administration shall be solely responsible for the calculation, reporting, and payment of all such employer taxes, and Vivakor Administration shall not withhold or deduct any such taxes from the amounts paid to Nelson or otherwise seek reimbursement from Nelson for such taxes.

2. If Defendants default on any of their obligations under Paragraphs 1(a) – (d) above, Nelson is entitled to file the Stipulated Judgment attached hereto as Exhibit A, for the outstanding amount. Furthermore, in the event of any such default, Nelson retains the right to pursue an action for payment of the unpaid amounts set forth in Paragraphs 1(a) – (d) from Defendants’ affiliates, subsidiaries, owners, members, shareholders, including James Ballengee, or any other related entity or individual under an alter-ego, veil piercing, or similar claim that seeks to bypass the corporate form. Notwithstanding the foregoing, the existence of this Agreement is not dispositive of whether alter ego or veil piercing is appropriate. Defendants expressly dispute that any such action would be appropriate and would oppose it.

3. Vivakor hereby represents, warrants and agrees as follows:

a.	Corporate Authority. Vivakor has the right, power, authority and capacity to execute and deliver this Agreement and each of the other transaction documents to which Vivakor is a party, to consummate the transactions contemplated by this Agreement and each of the other transaction documents to which Vivakor is a party, and to perform each of their obligations under this Agreement and each of the other transaction documents to which it is a party. Vivakor acknowledges and represents that, in executing this Agreement, it has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

b.	Corporate Existence. Vivakor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Vivakor has all requisite power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and continues to be conducted. Vivakor is in good standing in each state, nation, or other jurisdiction in each state, nation, or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

4. Vivakor Administration hereby represents, warrants and agrees as follows:

a.	Corporate Authority. Vivakor Administration has the right, power, authority and capacity to execute and deliver this Agreement and each of the other transaction documents to which Vivakor Administration is a party, to consummate the transactions contemplated by this Agreement and each of the other transaction documents to which Vivakor Administration is a party, and to perform each of their obligations under this Agreement and each of the other transaction documents to which it is a party. Vivakor Administration acknowledges and represents that, in executing this Agreement, it has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

b.	Corporate Existence. Vivakor Administration is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas. Vivakor Administration has all requisite power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and continues to be conducted. Vivakor Administration is in good standing in each state, nation, or other jurisdiction in each state, nation, or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

5. Nelson hereby represents, warrants and agrees as follows:

a.	Authority. Nelson has the right, power, authority and capacity to execute and deliver this Agreement and each of the other transaction documents to which Nelson is a party, to consummate the transactions contemplated by this Agreement and each of the other transaction documents to which Nelson is a party, and to perform each of his obligations under this Agreement and each of the other transaction documents to which he is a party. Nelson acknowledges and represents that, in executing this Agreement, he has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

b.	Nelson understands that Vivakor and Vivakor Administration have not made, and he does not rely upon, any representations regarding the tax treatment of the consideration set forth in paragraph 1, above. Nelson shall be solely responsible for the taxes he owes as a result of the Settlement and acknowledges that certain taxes will be transmitted to taxing authorities through lawful withholdings by Vivakor Administration.

c.	After receipt of the consideration described in paragraph 1, Nelson agrees that Vivakor and/or Vivakor Administration owe him no wages, employee benefits, or other compensation or monetary amounts that were owed to Nelson (to the extent any were so owed) including, but not limited to, all salary, bonuses, commissions, business expenses, allowances, vacation pay and other employee benefits as a result of his employment, the Underlying Agreements, or related agreements with Vivakor and/or Vivakor Administration.

d.	Nelson warrants that he believes he has complied to the best of his ability with Section 5.7 of his June 13, 2024, Executive Employment Agreement, which requires his surrender of records and property.

6. Releases.

a.	Release of Claims by Nelson. For and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nelson, on behalf of himself and his legal representatives, assigns, heirs, and beneficiaries, and any other person or party that could assert a claim through him or in any way derivative of his interests (the “Nelson Releasing Parties”), shall fully, finally and completely release, acquit, hold harmless and forever discharge (1) Vivakor, its subsidiaries, and its past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, shareholders, partners, employees, agents, consultants, assigns and insurers, and (2) Vivakor Administration, its subsidiaries, and its past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, managers, owners, partners, employees, agents, consultants, assigns and insurers, (collectively, the “Vivakor Released Parties”) of and from any and all past, present and future rights, demands, claims, actions, suits and controversies, costs, sums of money, debts, obligations, contracts, agreements, judgments, and/or liabilities, damages and expenses, in contract or in tort, at law or in equity, including claims for breach of contract, sworn account, quantum meruit, attorneys’ fees, expert fees, indemnity and contribution, claims for compensation or wages owed arising out of his employment or the Underlying Agreements, or otherwise in any way relating to the Vivakor Released Parties including, but not limited to, all claims asserted or that could have been asserted in the Action, a lawsuit, administrative proceeding, or governmental proceeding of any kind or character (the “Nelson Claims”). In connection with the Nelson Claims, Nelson acknowledges that additional facts may be discovered later, but that it is the intention of Nelson to fully, finally and forever settle and release all matters and claims, whether currently known or unknown against the Vivakor Released Parties. Nelson warrants and represents that he is voluntarily and of his own free will signing and entering into this Agreement for the purposes and consideration herein expressed.

Notwithstanding the terms of the above paragraph, Nelson does not release Vivakor or Vivakor Administration from any obligations he may have with respect to (i) any rights that cannot be released or waived under applicable law, such as claims for unemployment or workers’ compensation benefits (except those arising under California Labor Code sections 132(a) and 4553); claims for vested rights under ERISA-covered employee benefit plans as applicable on the date Nelson signs this Agreement; and administrative claims, if any, that arose prior to the date of this Agreement (although Nelson releases any right to monetary recovery in connection with such a claim), and (ii) any rights or remedies which Nelson may have against Defendants under the terms of this Agreement.

Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Nelson’s right to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency. Notwithstanding the foregoing, Nelson expressly waives and releases any right to recover any type of personal relief from the Vivakor Released Parties, including monetary damages or claims for reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Nelson or on Nelson’s behalf by an administrative agency, related in any way to the matters released herein.

b.	California Civil Code Section 1542 Waiver. Nelson expressly waives all rights under section 1542 of the California Civil Code. That statute reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Nelson acknowledges that he has read this Agreement, including the above Civil Code section, and acknowledges that he fully understands both this Agreement and the Civil Code section. Nelson understands and acknowledges that he may be a “creditor” or “releasing party” within the meaning of Section 1542. Nelson waives any benefits and rights granted to him pursuant to Civil Code section 1542.

c.	Release of Claims by Vivakor and Vivakor Administration. For and in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (1) Vivakor, on behalf of itself and its subsidiaries, past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, shareholders, partners, employees, agents, assigns and insurers, and (2) Vivakor Administration, on behalf of itself and its subsidiaries, past, present, and future members, successors, parents, subsidiaries, affiliates, representatives, administrators, officers, directors, managers, owners, employees, agents, assigns and insurers, respectfully do hereby fully, finally and completely release, acquit, hold harmless and forever discharge Nelson and the Nelson Releasing Parties of and from any and all past, present and future rights, demands, claims, actions, suits and controversies, costs, sums of money, debts, obligations, contracts, agreements, judgments, and/or liabilities, damages and expenses, in contract or in tort, at law or in equity, including claims for breach of contract, sworn account, quantum meruit, attorneys’ fees, expert fees, indemnity and contribution, and any and all other claims for damages that Vivakor and Vivakor Administration have, may have, or may claim to have in any way relating to the Underlying Agreements, Nelson’s employment, or the Nelson Releasing Parties including, but not limited to, all claims asserted or that could have been asserted in the Action, a lawsuit, administrative proceeding, or governmental proceeding of any kind or character (the “Vivakor Claims”). In connection with the Vivakor Claims, Vivakor and Vivakor Administration acknowledge that additional facts may be discovered later, but that it is the intention of Vivakor and Vivakor Administration to fully, finally and forever settle and release all matters and claims, whether currently known or unknown against Nelson. Vivakor and Vivakor Administration warrant and represent that they are voluntarily and of their own free will signing and entering into this Agreement for the purposes and consideration herein expressed.

Notwithstanding the terms of the above paragraph, Vivakor and Vivakor Administration do not release Nelson from any obligations they may have with respect to (i) any rights that cannot be released or waived under applicable law, and (ii) any rights or remedies which Vivakor and Vivakor Administration may have against Nelson under the terms of this Agreement.

Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Vivakor’s or Vivakor Administration’s respective rights to participate in an investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal or state agency.

d.	California Civil Code Section 1542 Waiver. Vivakor and Vivakor Administration expressly waive all rights under section 1542 of the California Civil Code. That statute reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Vivakor and Vivakor Administration acknowledge that they have read this Agreement, including the above Civil Code section, and acknowledge that they fully understand both this Agreement and the Civil Code section. Vivakor and Vivakor Administration understand and acknowledge that they may be a “creditor” or “releasing party” within the meaning of Section 1542. Vivakor and Vivakor Administration waive any benefits and rights granted to them pursuant to Civil Code section 1542.

7. Notice of Settlement and Dismissal.

On the same business day of receiving fully-executed copies of this Agreement from Defendants, Nelson shall file a notice of settlement in the Action. Within two business days after the Effective Date, Nelson shall file a stipulation of dismissal of the Action with prejudice. The stipulation requests that the current court retain jurisdiction to enforce the Agreement for 100 days.

8. Older Workers’ Benefit Protection Act Compliance.

This Agreement is intended to release and discharge any and all of Nelson’s potential claims, known or unknown, under the Age Discrimination in Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:

a.	Nelson acknowledges that he has read and understood the terms of this Agreement.

b.	Nelson acknowledges that he has been advised to consult with an attorney and has consulted with an attorney concerning this Agreement and has received all advice he deems necessary concerning this Agreement.

c.	Nelson acknowledges that he is entering into this Agreement freely and voluntarily and without coercion, duress, fraud, or undue influence of any kind whatsoever.

d.	Nelson acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. He understands that, at his option, he may elect not to use the full 21-day period, and hereby agrees to waive that period save for the mandatory 7 day revocation period required by the Older Workers’ Benefit Protection Act. Nelson may revoke his acceptance of this Agreement within seven (7) days after the date he signs it. Nelson’s revocation must be in writing and received by Christina R. Snider, counsel for defendants, by 5:00 p.m. P.T. on the seventh day after execution in order to be effective, and any such revocation must be accompanied by the return of any payments Nelson has received pursuant to Section 1 above. Any purported revocation without return of any payments received by Nelson under Section 1 will not be deemed effective. The eighth day after Nelson signs this Agreement shall be the “Effective Date.”

9. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

10. Except as specifically set forth herein, the Parties shall bear their own attorneys’ fees and costs incurred in connection with this Action, including those incurred by the negotiation, preparation and execution of this Agreement.

11. Nelson represents and warrants that after the dismissal required herein, he is not a party to any suit, action or proceeding in which Defendants and/or their affiliates are parties, except a pending litigation in Orange County in which the Parties are co-defendants, Case No. 30-2025-01469417 even though Nelson has not been served as a Defendant. Nelson agrees, to the fullest extent permitted by law, that he will not voluntarily participate in any litigation against Vivakor and/or Vivakor Administration in any way connected with a Released Claim, nor will he accept any award or remedy as a result of any litigation in any way connected with a Released Claim. Nothing in this paragraph is intended to preclude Nelson from disclosing information in response to a subpoena duly issued by a court of law, arbitrator or a government agency having jurisdiction or power to compel such disclosure or from otherwise giving full, complete, truthful and cooperative answers in response to a duly issued subpoena. Should Nelson be served with a subpoena relating to Vivakor and/or Vivakor Administration, or any Releasee, Nelson agrees to promptly notify Vivakor and/or Vivakor Administration, as applicable, in writing (through counsel), of the subpoena, and to provide Vivakor and/or Vivakor Administration with a copy of the subpoena no later than five (5) days prior to providing testimony or producing any documents in compliance with the subpoena.

12. Each Party acknowledges and represents that, in executing this Agreement, such Party has not relied on any inducements, promises, or representations made by any Party or any party representing or serving such Party, unless expressly set forth herein.

13. This Agreement pertains to a settlement between the Parties and does not constitute an admission of liability by any Party for any purpose, except as otherwise provided herein. By entering into this Agreement, the Parties merely intend to avoid litigation and further expense.

14. This Agreement may not be amended, canceled, revoked or otherwise modified except by written agreement subscribed by all of the Parties to be charged with such modification.

15. Should it be determined that any term of this Agreement is unenforceable, it is the Parties’ intention that the term shall be deemed to be deleted and the validity and enforceability of the remaining terms remain intact.

16. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

17. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective partners, employees, agents, servants, heirs, administrators, executors, successors, representatives and assigns.

18. In the event of any action, suit or other proceeding instituted to remedy, prevent or obtain relief from a breach of this Agreement, arising out of a breach of this Agreement, involving claims within the scope of the releases contained in this Agreement, or pertaining to a declaration of rights under this Agreement, the prevailing Party shall recover all of such Party’s attorneys’ fees and costs incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

19. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. Venue for any action brought under this Agreement shall be in United Stated District Court for the Central District of California.

20. This Agreement, including its exhibits, sets forth the entire agreement and understanding of the Parties hereto regarding the subject matter of this Agreement, the Underlying Agreements, and/or the Action, and supersedes any and all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any party hereto which is not embodied in this Agreement, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

21. Each Party has had the opportunity to have its legal counsel review this Agreement on its behalf. If an ambiguity or question of law or intent arises with respect to any provision of this Agreement, the Agreement will be construed as if drafted jointly by the Parties. The Parties expressly agree that the construction and interpretation of this Agreement shall not be strictly construed against the drafter.

22. The Parties agree that this Agreement may be executed in one or more counterparts, all of which shall constitute a single Agreement. Any copy, facsimile or electronic copy (including a .pdf document) bearing the signature of the Party shall be deemed an original.

23. This Agreement shall be binding upon the Parties’ predecessors, successors, and assigns.

IN WITNESS WHEREOF, the Parties hereto, agreeing to be bound hereby, execute this Agreement upon the date first set forth above.

“VIVAKOR”		“VIVAKOR ADMINISTRATION”

Vivakor, Inc.		Vivakor Administration, LLC
a Nevada corporation		a Texas Limited Liability Company

/s/ James Ballengee		/s/ James Ballengee
By:	James Ballengee	By:	James Ballengee
Title:	Chairman, President & CEO	Title:	Chairman, President & CEO

“TYLER NELSON”

Tyler Nelson

an individual

/s/ Tyler Nelson
Tyler Nelson

Exhibit A

Stipulated Judgment

Stephen A. Watkins (SBN 205175)
stephen.watkins@dentons.com
DENTONS US LLP
601 South Figueroa Street, Suite 2500
Los Angeles, California 90017-5704
Telephone: 213 623 9300

Matthew J. Orme (Pro Hac Vice)
matt.orme@dentons.com
Dentons Durham Jones Pinegar P.C.
111 South Main Street, Suite 2400
Salt Lake City, Utah 84111
Telephone: 801 415 3000

Attorneys for Plaintiff Tyler Nelson

DENTONS US LLP
601 SOUTH FIGUEROA STREET, SUITE 2500
LOS ANGELES, CALIFORNIA 90017-5704
213 623 9300

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

Tyler Nelson, an individual, Plaintiff, v. VIVAKOR, INC., a Nevada Corporation; VIVAKOR ADMINISTRATION, LLC, a Texas Limited Liability Company, and DOES 1-50, inclusive, Defendants.	Case No. 8:25-cv-02101 DOC (DFMx) **STIPULATION TO VACATE DISMISSAL AND FOR ENTRY OF JUDGMENT**

This Stipulation To Vacate Dismissal and for Entry of Judgment (the "Stipulation") is entered into by and between Plaintiff Tyler Nelson ("Plaintiff"), on the one hand, and Defendants Vivakor, Inc. and Vivakor Administration, LLC ("Defendants"), jointly and severally, on the other hand (collectively referenced as the "Parties").

IT IS HEREBY STIPULATED by and between the Parties as follows:

1

Case No. 8:25-cv-02101 DOC (DFMx)
STIPULATION TO VACATE DISMISSAL
AND FOR ENTRY OF JUDGMENT

SL_8389251.1

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 income and e m ploym e nt tax es s hall be withheld and timely reported and C as e N o. 8:2 5 - c v - 021 0 1 D OC ( D F Mx) 2 STIPU L AT ION T O V A C AT E DIS M ISSAL AN D F OR E N TRY O F JUDGMENT S L _ 8 3 89 2 51.1 D ENT O N S U S LLP 601 S OU TH F IGU E R O A S T RE ET, S U I T E 2500 L O S A NGE L E S, C AL IF O R N IA 900 1 7 - 5704 213 623 9300 1. O n No vember 5, 2025, the Part i es e xecuted a Settlem e nt Agr eement and Gene r al Release (th e ” Agr e emen t “) to resolve all outstanding legal dis p utes between th e Part i es. 2. 3. Plai ntiff filed the C o mplaint in this a c tion on Au gust 1 1, 20 2 5. The t e r ms of this S t ipulation shal l be go v erned by the laws of the Uni ted St ates of Americ a and t he laws of th e Stat e of C a lifornia. 4. This Court has jurisdi c tion over this actio n, and venue is p r oper in this Court. 5. Un der the Agreeme n t, Defen d ants have agreed to pay to Plaintiff the total a mount of Two M illio n U S dollars ( $ 2,00 0,0 00 USD), ( t he ” Settl e me nt Amou nt “) in the following four in stallment s : a. Defe ndan t s wil l pay Two Hu ndred Fi f ty Tho u san d Dol lars ( $ 250, 00 0 ) to Nelso n on the s ame d ay that this Agre em e nt is si g ned by Nel s on. This a m ount s hall be for alleged wag e lo s ses, from whic h all cust o ma ry payroll wit hholdings and all fe deral, s t ate and loc a l p ayroll, income and e m ployment taxes s hall be wit hheld and timely reported and pa i d to the respe c tive governm e nt authorit y, and wh i ch amount wil l be reported on an IRS F orm W - 2. Vivak or Admi nistratio n wil l pay this a m ount through its payroll provider. b. Defe ndan t s wil l pay to Nelso n On e Hu ndred Tho u san d Dol lars ( $ 100, 000 ) wit hin 30 days of the date this Agreeme nt is si g ned by Nelso n. T his a m ount s hall be for alleged wag e lo s ses, from which all cust o ma ry payroll wit hholdin g s and all federal, s t ate and local payroll, income and e m ploym e nt tax es s hall be withheld and timely reported and paid to the respe c tive governm e nt authorit y, and whic h a m ount wil l be reported on an IRS F orm W - 2. Vivak or Admi nistratio n wil l pay this a m ount through i ts p a yroll provider. c. Defe ndan t s wil l pay to Nelso n On e Hu ndred Tho u san d Dol lars ( $ 100, 000 ) wit hin 60 days of the date this Agreeme nt is si g ned by Nelso n. T his a m ount s hall be for alleged wag e lo s ses, from which all cust o ma ry payroll wit hholdin g s and all federal, s t ate and local payroll,

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 and costs associat e d wit h the fil i ng of t h is Stipulated Judgment and a ny event, C as e N o. 8:2 5 - c v - 021 0 1 D OC ( D F Mx) 28 3 STIPU L AT ION T O V A C AT E DIS M ISSAL AN D F OR E N TRY O F JUDGMENT S L _ 8 3 89 2 51.1 D ENT O N S U S LLP 601 S OU TH F IGU E R O A S T RE ET, S U I T E 2500 L O S A NGE L E S, C AL IF O R N IA 900 1 7 - 5704 213 623 9300 paid to the respe c tive governm e nt authorit y, and whic h a m ount wil l be reported on an IRS F orm W - 2. Vivak or Admi nistratio n wil l pay this a m ount through i ts p a yroll provider. d. Defe ndan t s wil l pay t o Nelso n the remai n ing On e M i llio n Fiv e Hu ndred Fi f ty Thousand Dolla rs ( $ 1, 5 50, 000 ) wit hin 90 d a ys of the date this Agreeme n t is si g ned by Nelso n. This a m o unt s hall be for alleged no n - wage damages, in cluding attorney’s fees and costs, which amount will be reported on an IRS F orm 1099. Vivak or Admi nistration w i ll pay this a m ount directly to Nelso n by wir e transfer of imm e diately availab l e funds to the b ank acc o unt designated in writing by Nelso n at least fi v e (5) days prior to suc h pa y me n t. P ursuant t o the Agr e ement, if Defe ndan t s fail to make any paymen t s in 6. the pre c eding paragr a ph, Plai ntiff is e ntitl e d to see k to reopen the case a n d file this St ipulated Ju d gment immediatel y. 7. In c onnection wit h filing this Stip u lated Judgment, Plai ntiff is r e quired to file a declar a tion under penalty of perjury indic a ting that D efendants f a iled to m a ke one of the payments by the applicable due dat e, and specif y ing the nature of the default and the amount of a ny payme nts made by Defend a nts u n der the Agreeme n t prior to t he date of default, a n d requesting that judgm e nt be entered for any remaining a mount s, w ith no fu r ther s ho win g required. 8. Up on filing of this Stipulation a c c ompan i ed by sai d d e claration, the Court, or any c lerk th ereof, s hall enter ju d gment in favor of Pla intiffs a g ainst the Defe ndan t s in the amount of Tw o Mill ion U S dollars ($ 2,000,000 USD ), less any a m ount paid by Defe n dants und e r the Ag r eement prior to the date of default, with interest c a l culated pursuant to 28 U.S.C. † 1961 a s of the date of the judgm e nt on the unpaid balance. Defen dan t s hereby wai ve their r ight to see k to defend a gain s t or se t aside the Ju d gment exc e pt t hat De fendants may challenge the amo u nt of the judgm e nt if th e a m o u nt stated in Plaintiff ’ s declaration is in corre c t. 9. Plai ntiff shal l have th e rig ht to recover his reasonable a ttorneys’ fe e s

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 Att orney for P laintiff Tyler Nel s on 22 23 24 25 26 27 28 C as e N o. 8:2 5 - c v - 021 0 1 D OC ( D F Mx) STIPU L AT ION T O V A C AT E DIS M ISSAL AN D F OR E N TRY O F JUDGMENT 4 S L _ 8 3 89 2 51.1 D ENT O N S U S LLP 601 S OU TH F IGU E R O A S T RE ET, S U I T E 2500 L O S A NGE L E S, C AL IF O R N IA 900 1 7 - 5704 213 623 9300 di s put e, or p r ocess (including, but not li m ited to, collection s, court process, or arbitratio n) a rising from same. 10. Defe ndan t s wil l acce pt notice of e ntry of Ju dgment entered in this a c tion by delivery of suc h n otice to its counsel of rec o rd by c ertified ma il or by the E C F s y st e m, and a gree that se r vice of notice of entry of ju d g me nt wil l be deemed personal servic e upon it for a ll purposes. 11. It is a greed that this Sti p ulat i on m a y be s igned in counterparts, ea c h copy having the sam e force a n d effect as an origina l. It is fu rther agreed that electronic si g natures ma y ser v e as originals for the purposes of this Stipu l ation. IT IS SO STIPULATE D. Date d: _, 20 2 5 QUA RLES & BRA D Y LLP By : Christina S nider Att orney for Defe ndants Vivak or Inc. a nd Vivak or Admi nistration, LLC Date d: _, 20 2 5 DEN T ON S U S LLP By: Ste phen Watkins

Based on the foregoing and Plaintiff's declaration under penalty of perjury, this Stipulated Judgment is hereby entered on behalf of Plaintiff Tyler Nelson and against Vivakor, Inc. and Vivakor Administration, LLC, jointly and severally, for $___________.

Entered this _______ day of _____________, 20____.

____
Hon. David O. Carter
United States District Judge

DENTONS US LLP
601 SOUTH FIGUEROA STREET, SUITE 2500
LOS ANGELES, CALIFORNIA 90017-5704
213 623 9300

5

Case No. 8:25-cv-02101 DOC (DFMx)
STIPULATION TO VACATE DISMISSAL
AND FOR ENTRY OF JUDGMENT

SL_8389251.1